EXHIBIT 14.1

                           CODE OF ETHICS OF BIGSTRING

      It is the policy of BigString Corporation and its subsidiaries (collectively, the "Company"), that their employees, directors and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the Company. The chief executive and senior financial officers of the Company will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the Company. Conduct which violates this Code of Ethics constitutes an activity beyond the scope of an individual's legitimate employment with or service to the Company, and such a violation of this Code of Ethics may lead to serious sanctions, including termination, and in some cases, civil and criminal liability.

I.    GENERAL STANDARDS OF ETHICAL BEHAVIOR

      The chief executive and senior financial officers will:

      o Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of the Company.

      o Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company.

      o Communicate to executive management of the Company, and to accountants engaged in financial audits of the Company, all relevant information and professional judgments or opinions.

      o Encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of important financial information, including any departures from sound policy, practice and accounting norms.

      o Ensure that all relevant staff members understand the open communication and full disclosure standards and processes of the Company.

      o Refrain from disclosing confidential information acquired in the course of their work except where authorized or otherwise legally obligated to make such disclosure.

      o Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

      o Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

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      o     Comply with all applicable governmental laws, rules and regulations.

II.   Standards Regarding Financial Records and Reporting
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      The chief executive and senior financial officers will:

      o Establish appropriate systems and procedures to ensure that business transactions are recorded on the books of the Company in accordance with Generally Accepted Accounting Principles, established company policy and appropriate regulatory pronouncements and guidelines.

      o Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation or regulatory guidelines.

      o Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound and profitable operation of the Company.

      o Ensure full, fair, accurate and timely disclosure in reports and documents to be filed with or submitted to the Securities and Exchange Commission and other regulatory authorities and in other public communications made by the Company.

      o Completely disclose all relevant information reasonably expected to be needed by the regulatory examiners and internal and external auditors of the Company for the full, complete and successful discharge of their duties and responsibilities.

III.  Reporting of Violations
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      Any employee, director or agent of the Company having any complaint regarding accounting, internal accounting controls or auditing matters, any information or knowledge of any unrecorded fund or asset or any prohibited act hereunder, shall promptly report such matter to a member of the Audit Committee of the Board of Directors of the Company. Any complaint or report made thereto shall be handled in a timely and professional manner and may be made anonymously. The Audit Committee, in its discretion, shall determine the appropriate response and/or course of action to be taken with respect to any complaint or information reported hereunder. The identity of the individual reporting any such violation shall be kept anonymous except as may be otherwise necessary to remedy the violation or as may be required by law. Neither the Company nor any of its directors, officers, employees or agents shall take any retaliatory or other adverse action against anyone for raising or helping to resolve any concern or reporting any violation.


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